Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2015 Third-Quarter Results
Engineered Films Rises 3 Percent; Slow Ag Equipment Market
Affects Overall Results; Company Embarks on Plan to Rebalance Business

Sioux Falls, S.D.-Nov. 20, 2014-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal third quarter ended October 31, 2014.
For the third quarter, sales were $91.3 million, compared to $104.9 million in the prior-year third quarter. Sales rose 3 percent in the company’s Engineered Films division, and both Engineered Films and Aerostar delivered operating profit increases. This was offset by declines primarily in the Applied Technology division, and led to net income of $6.8 million, or $0.18 per diluted share, versus year-earlier net income of $12.3 million, or $0.34 per diluted share.
For the nine months, sales were $288.3 million, versus last year’s $302.0 million. Net income for the period totaled $25.5 million, or $0.70 per diluted share, versus $34.6 million, or $0.95 per diluted share, in fiscal 2014.
Raven continued to increase its strategic proprietary product lines as a percent of sales, which represent all of the company excluding contract manufacturing. For the third quarter, these lines rose to 93 percent of total sales, up from 88 percent in the prior-year third quarter. For the nine months, sales of strategic proprietary products totaled 94 percent of sales, up from 87 percent in fiscal 2014.
“As we anticipated, persisting weakness in agriculture equipment markets continued to constrain sales and net income for the corporation-both of which fell short of expectations,” said Daniel A. Rykhus, Raven’s President and Chief Executive Officer. “Despite these industry-wide challenges, Engineered Films again reported solid top-line performance-and we were able to report higher profits in both Engineered Films and Aerostar.
“The significant headwinds that we face in agriculture have given us an opportunity to rebalance the company’s profit mix by aggressively growing our Engineered Films and Aerostar divisions, and right sizing Applied Technology for current conditions. We embarked on this plan in the third quarter and have taken decisive steps that will help shift Applied Technology’s percent of Raven’s total division operating profit from 65 percent to approximately 50 percent over the next two years.

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

“Historically, we’ve relied heavily on profit contributions from Applied Technology, which works extremely well when the ag market is in a growth phase. However, during prolonged down cycles, like we are in now, our dependence on that market makes growth for the corporation very difficult. It’s imperative that we build a more diversified sales and income mix for Raven-which is true to our business model-while still maintaining a strong emphasis and commitment to precision agriculture. This emphasis and commitment includes continuing to evaluate the right acquisition opportunities for the Applied Technology division.”
In executing its rebalancing strategy, Raven recently announced the acquisition of Integra Plastics, Inc., a privately held company that specializes in the manufacture and conversion of high-quality plastic film and sheeting, on November 3, 2014. The move expands Raven’s engineered film production capacity, broadens its product offerings and enhances current converting capabilities-giving more critical mass to the company’s fastest growing division.
Continued Rykhus, “As we work to transform and evolve our business to capitalize on key growth opportunities, we are actively managing Raven to optimize our performance. This entails narrowing our investment focus to the essential strategic initiatives that will directly fuel growth, and continuing to reduce our operating expenses.”
Construction, Industrial and Geomembrane Films Lead Engineered Films Gains
For the fiscal 2015 third quarter, sales in Engineered Films rose to $41.2 million from $40.2 million a year ago. Operating income was $5.5 million, compared with $5.2 million in the year-earlier quarter.
Said Rykhus, “Sales of construction, industrial and geomembrane films increased during the quarter-while deliveries of energy films and barrier films for specific high-value agriculture applications moderated from the relatively strong levels earlier in the year.”
Operating income rose 5 percent during the quarter. Pricing changes, operating improvements and leveraging the company’s reclaim production line have enabled Raven to improve margins. The company also continues work on developing and growing sales of higher-margin barrier films, as well as other lower-cost product formulations that meet customer needs across the product spectrum.
“Engineered Films posted revenue growth of 12 percent for the nine-month period. Our recent Integra acquisition and combining that organization’s fabrication and conversion skill sets with our ability to develop value-added innovative products strengthens Raven’s position in the polyethylene film and sheeting industry. Looking ahead, we’re excited about the opportunities to better serve our customers and strengthen Engineered Films profit contribution along with our enhanced ability to adapt to shifting market conditions,” said Rykhus.
Persistent Headwinds Impact Ag Equipment Market; Company Implements Right Sizing Actions
For the 2015 third quarter, sales in Applied Technology were $33.2 million, versus $43.8 million last year. Operating income was $6.4 million, compared to $15.1 million in the prior-year period. Included in the sales decrease was $1.2 million in runoff related to the company exiting its low-growth contract manufacturing business.

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

Said Rykhus, “Weak commodity prices continue to erode grower sentiment, and demand remained subdued for precision agricultural equipment. In addition, the anticipated revenue decline of non-strategic legacy customers more than offset sales growth from the recent acquisition of SBG Innovatie BV. While preserving key investments in research and development, we have implemented cost control measures to manage spending levels closely for this division.”
According to Rykhus, effective Nov. 19, the company has:

•	Initiated the exit of its non-strategic St. Louis, Mo., contract manufacturing facility-a process expected to take six months;

•	Reduced its international sales infrastructure and scaled back marketing initiatives;

•	Lowered general manufacturing overhead; and

•	Sharpened its R&D focus on products that strengthen core product lines and OEM relationships.

“These targeted, and necessary actions, given market conditions, are expected to drive $7 million in annual savings,” said Rykhus
In May 2014, Raven acquired SBG Innovatie BV and its affiliate, Navtronics BVBA. Headquartered in Middenmeer, Netherlands, SBG designs and manufactures advanced GPS steering systems for a variety of agricultural applications. SBG sales were $1.0 million in the fiscal third quarter, and integration continues to progress as planned.
According to Rykhus, “Our long-term view of the North American ag market remains optimistic. A growing global population and greater demands for food will ultimately support healthy growth-and Raven will be in an even better position to leverage our technology, expertise and product portfolio, with a leaner and more focused organization.”
Aerostar Posts Operating Profit Gain Due to Vista Research Sales and Proprietary Product Strength
For the fiscal 2015 third quarter, Aerostar reported sales of $19.3 million, versus $24.3 million in the year-earlier quarter. The division posted operating income of $3.0 million, up from $2.7 million in the fiscal 2014 third quarter. Planned sales declines of $6.0 million in contract manufacturing were partially offset by a $1.1 million increase in Vista revenues. Excluding contract manufacturing revenues, sales for this division increased over year-earlier levels.
Said Rykhus, “Our contract manufacturing continues to wind down as planned, so we are pleased to report an operating income increase for the quarter. This reinforces our strategic decision to focus on proprietary product lines. Aerostat and radar shipments increased as a result of previously announced government contracts-and we expect additional deliveries on these contracts before fiscal year end.
“On the Google Project Loon front, our product continues to perform very well, with consistent balloon endurance in the 75-day range and we expect the project to continue to build in the coming quarters. Our overall lighter-than-air business grew 12 percent compared to the third quarter last year.”
Within Aerostar, Vista Research’s sales grew 20 percent in the fiscal third quarter, fueled by Vista’s Smart Sensing Radar Systems. Vista continues to develop and grow relationships with major U.S. Prime contractors like Raytheon, and we are also securing and delivering highly innovative new products for our long-term customers such as the U.S. Navy.

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

Rykhus said, “We remain steadfast in our focus for Aerostar: expanding our proprietary technology opportunities, including advanced radar systems, high-altitude balloons and aerostats to international markets.”
Strong Cash Position
At October 31, 2014, Raven’s cash and investment balances were $66.6 million, up from $48.6 million a year ago. Nine-month operating cash flows were $45.7 million, versus $37.2 million in the prior-year period. Accounts receivable decreased to $54.5 million, compared with $64.0 million at October 31, 2013. Inventories were $51.8 million, essentially flat with $51.4 million one year earlier. Average accounts receivable days outstanding improved while inventory turns were lower.
Looking Ahead
Said Rykhus, “While the ag markets will remain challenging going forward, we are confident in our long-term opportunities and we’re aggressively pursuing our fiscal 2015 objectives: measurably growing revenues from our situational awareness and lighter-than-air product lines; bringing high-value plastic film applications to each of our Engineered Films markets, and selectively pursuing targeted Applied Technology opportunities through new products and broadening OEM relationships. We are also intently focused on rebalancing the organization, reducing costs and actively managing the business for success.”
For the fiscal 2015 fourth quarter, Raven expects the impact of the acquisition of Integra Plastics to be accretive to earnings per share and anticipates higher profit contributions from Engineered Films compared to the fourth quarter last year. Aerostar continues to move away from contract manufacturing, reducing revenues, but expects higher profits due to its proprietary products. Management does not believe, however, that growth in these divisions will be sufficient to offset the expected continued declines in sales and operating income from Applied Technology. As a result, Raven does not anticipate profit growth in the fourth quarter over the year-ago period.
Concluded Rykhus, “Going forward, we will invest more aggressively in Aerostar and EFD to drive our rebalancing of Raven’s profit mix. As part of this strategy we will: stay focused on profitable opportunities in our three operating divisions; invest in organic growth across the organization; enhance Raven’s existing product lines through quality and competitiveness; and, put our balance sheet to work by making sound investments. We are committed to strengthening our overall business, ultimately creating an even healthier corporation that is fiscally sound and profitable, which will drive long-term success.”
Conference Call Information
Raven will host a conference call today, Thursday, November 20, 2014, at 9:00 a.m. Central Time to discuss third-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company’s website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Thursday, November 27, 2014. To access the replay, dial 1-855-859-2056 and enter conference ID: 30938712. A replay also will be available on the company’s website.

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

About Raven Industries, Inc: Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information
At the Company:	At PadillaCRT:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	matt.sullivan@padillacrt.com

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2014	2013	Fav (Unfav)Change	2014	2013	Fav (Unfav)Change
Net sales	$91,292	$104,938	(13)%	$288,287	$302,039	(5)%
Cost of goods sold	66,953	72,998		206,524	208,448
Gross profit	24,339	31,940	(24)%	81,763	93,591	(13)%

Research and development expenses	4,318	3,958		13,675	12,183
Selling, general and administrative expenses	9,862	9,850		30,701	29,774
Operating income	10,159	18,132	(44)%	37,387	51,634	(28)%

Other (expense), net	(72)	(43)		(210)	(460)
Income before income taxes	10,087	18,089	(44)%	37,177	51,174	(27)%

Income taxes	3,290	5,796		11,599	16,550
Net income	6,797	12,293	(45)%	25,578	34,624	(26)%

Net income (loss) attributable to the noncontrolling interest	14	4		38	(1)

Net income attributable to Raven Industries, Inc.	$6,783	$12,289	(45)%	$25,540	$34,625	(26)%

Net income per common share:
basic	$0.19	$0.34	(44)%	$0.70	$0.95	(26)%
diluted	$0.18	$0.34	(47)%	$0.70	$0.95	(26)%

Weighted average common shares:
basic	36,568	36,462		36,532	36,434
diluted	36,733	36,649		36,721	36,614

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2014	2013	Fav (Unfav)Change	2014	2013	Fav (Unfav)Change
Net sales
Applied Technology	$33,161	$43,797	(24)%	$115,696	$134,069	(14)%
Engineered Films	41,249	40,241	3%	125,755	111,998	12%
Aerostar	19,257	24,269	(21)%	56,179	66,706	(16)%
Intersegment eliminations	(2,375)	(3,369)		(9,343)	(10,734)
Total Company	$91,292	$104,938	(13)%	$288,287	$302,039	(5)%

Operating income
Applied Technology	$6,447	$15,149	(57)%	$31,132	$46,176	(33)%
Engineered Films	5,486	5,241	5%	17,165	14,765	16%
Aerostar	3,027	2,714	12%	4,666	5,484	(15)%
Intersegment eliminations	134	(23)		114	(61)
Total segment income	$15,094	$23,081		$53,077	$66,364
Corporate expenses	(4,935)	(4,949)	0%	(15,690)	(14,730)	(7)%
Total Company	$10,159	$18,132	(44)%	$37,387	$51,634	(28)%

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	October 31	January 31	October 31
	2014	2014	2013
ASSETS
Cash, cash equivalents and short-term investments	$66,608	$53,237	$48,648
Accounts receivable, net	54,533	54,643	63,960
Inventories	51,800	54,865	51,396
Other current assets	6,180	6,660	6,270
Total current assets	179,121	169,405	170,274

Property, plant and equipment, net	100,369	98,076	95,804
Other assets, net	37,973	34,338	34,486
	$317,463	$301,819	$300,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$11,614	$12,324	$15,470
Accrued and other liabilities	18,462	17,495	20,107
Total current liabilities	30,076	29,819	35,577

Other liabilities	20,432	20,538	18,657
Shareholders' equity	266,955	251,462	246,330
	$317,463	$301,819	$300,564

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Raven Industries Fiscal 2015 Third-Quarter Results
November 20, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Nine Months Ended October 31,
	2014	2013
Cash flows from operating activities:
Net income	$25,578	$34,624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,538	10,264
Other operating activities, net	7,579	(7,685)
Net cash provided by operating activities	45,695	37,203

Cash flows from investing activities:
Capital expenditures	(12,797)	(23,906)
Payments related to business acquisitions, net of cash acquired	(4,711)	—
Other investing activities, net	(604)	(613)
Net cash used in investing activities	(18,112)	(24,519)

Cash flows from financing activities:
Dividends paid	(13,572)	(13,094)
Other financing activities, net	(474)	(208)
Net cash used in financing activities	(14,046)	(13,302)

Effect of exchange rate changes on cash	(166)	(87)

Net increase in cash and cash equivalents	13,371	(705)
Cash and cash equivalents at beginning of period	52,987	49,353
Cash and cash equivalents at end of period	66,358	48,648
Short-term investments	250	—
Cash, cash equivalents and short-term investments	$66,608	$48,648

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